Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to:

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the reference to our firm under the caption “Experts” in the Post Effective Amendment No. 1 to Registration Statement (Form S-3) and related Prospectus of International CCE Inc. dated August 31, 2010 for the registration of Debt Securities, and

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the incorporation by reference therein of our report dated May 25, 2010, with respect to the combined financial statements of International CCE Inc. as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, included in the International CCE Inc. Registration Statement (Form S-4) filed with the Securities and Exchange Commission.

Atlanta, Georgia

August 30, 2010